EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Colleen B. Brown, President & CEO, Fisher Communications, Inc. (206) 404-6783
IMPROVING RESULTS AT FISHER COMMUNICATIONS AS THIRD QUARTER 2006 RESULTS ANNOUNCED
SEATTLE—(BUSINESS WIRE)— November 6, 2006—Fisher Communications, Inc. (Nasdaq: FSCI) today announced financial results for the third quarter and year-to-date periods ended September 30, 2006.
The Company reported that revenue from continuing operations increased $3.1 million, or 9 percent, for the quarter ended September 30, 2006, compared to the same quarter in 2005. Political advertising contributed to the revenue increase as mid-term election campaigns started to heat up. Total revenue from continuing operations increased $9.2 million, or 9 percent, in the nine months of 2006, in comparison to the first nine months of 2005.
Third quarter income from operations increased to $1.9 million from $304,000 in 2005. YTD income from operations increased to $6.9 million from a loss of $5.3 million in 2005. “Our consistent revenue growth and cost controls enabled us to significantly outperform prior year results,” stated Colleen Brown, President and CEO of Fisher Communications.
The Company reported a loss from continuing operations of $784,000 for the three months ended September 30, 2006, compared to a loss from continuing operations for the three months ended September 30, 2005 of $1.1 million. The third quarter 2006 net loss includes a tax expense adjustment of $388,000 as a result of an audit of the 2003 federal tax return. Including income from discontinued operations amounting to $113,000, third quarter 2006 consolidated net loss was $671,000. Including income from discontinued operations of $328,000, third quarter 2005 consolidated net loss was $790,000.
The loss from continuing operations for the nine months ended September 30, 2006 was $779,000, compared to a loss from continuing operations for the nine months ended September

30, 2005 of $7.7 million. Including income from discontinued operations amounting to $675,000, nine-month 2006 consolidated net loss was $104,000. Including income from discontinued operations of $738,000, nine-month 2005 consolidated net loss was $6.9 million.
As announced on November 1, the Company closed on the sale of eighteen out of twenty-four small-market radio stations located in Montana and Eastern Washington for $26.1 million. The remaining six stations were excluded from the original sale in order to secure FCC approval, but continue to be held for sale. The operating results for this group of stations are reported as discontinued operations.
Also announced in November, the Company finalized its purchase of two Oregon television stations for $19.3 million, effected through a like kind exchange of the sold radio properties mentioned above. This transaction was initially announced in December 2005 and included the purchase of two Idaho TV stations that was finalized in May 2006.
In September 2006, the Company completed the purchase of African-American Broadcasting of Bellevue, Inc., licensee of television station KWOG, in Bellevue, Washington, for $16 million. Fisher purchased 25% of the stock on June 26, 2006 for $4.0 million, and the remaining 75% was purchased in September 2006.
These transactions were funded by a combination of cash flow from operations, proceeds from the sale of the small-market radio stations, and borrowing from a revolving line of credit.
Commenting on the transactions, Brown said, “The sale of our small-market radio stations and the purchase of these affiliated stations in the Seattle, Portland, and Boise markets enable Fisher to leverage the synergies of our emerging cluster of Northwest stations. Furthermore, the purchase of these stations creates an opportunity to enjoy duopoly economics in our key markets and expand our service to the Hispanic community, which is the fastest growing population in the Northwest”.
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Fisher Communications, Inc. is a Seattle-based communications company that owns or manages twelve full power and seven low power television stations and nine radio stations in the Pacific Northwest. The Company owns and operates Fisher Pathways, a satellite and fiber transmission provider, and Fisher Plaza, a media, telecommunications, and data center facility located near downtown Seattle.

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine months ended		Three months ended
	September 30		September 30
(in thousands, except per-share amounts) Unaudited	2006	2005	2006	2005

Revenue	$109,983	$100,813	$38,712	$35,635
Costs and expenses
Cost of services sold	55,411	55,792	20,677	19,877
Selling expenses	18,811	17,579	6,544	6,319
General and administrative expenses	21,328	22,519	7,145	6,493
Depreciation and amortization	7,515	10,261	2,488	2,642

	103,065	106,151	36,854	35,331

Income (loss) from operations	6,918	(5,338)	1,858	304
Other income, net	2,814	2,658	1,047	904
Interest expense	(10,396)	(10,241)	(3,574)	(3,466)

Loss from continuing operations before income taxes	(664)	(12,921)	(669)	(2,258)
Provision (benefit) for federal and state income taxes	115	(5,235)	115	(1,140)

Loss from continuing operations	(779)	(7,686)	(784)	(1,118)
Income from discontinued operations, net of income taxes	675	738	113	328

Net loss	$(104)	$(6,948)	$(671)	$(790)

Income (loss) per share:
From continuing operations	$(0.09)	$(0.89)	$(0.09)	$(0.13)
From discontinued operations	0.08	0.09	0.01	0.04

Net loss per share	$(0.01)	$(0.80)	$(0.08)	$(0.09)

Weighted average shares outstanding	8,711	8,671	8,716	8,695
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30	December 31
(in thousands) Unaudited	2006	2005

Assets
Current assets	$45,198	$60,253
Marketable securities, at market value	177,397	170,053
Other assets	104,278	65,775
Property, plant and equipment, net	147,862	144,312

Total assets	$474,735	$440,393

Liabilities and stockholders’ equity
Current liabilities	$46,890	$24,691
Long-term debt	150,000	150,000
Deferred income taxes	34,670	31,381
Other liabilities	27,966	24,700

Total liabilities	259,526	230,772

Stockholders’ equity, other than accumulated other comprehensive income	103,008	102,193
Accumulated other comprehensive income, net of income taxes	112,201	107,428

Total stockholders’ equity	215,209	209,621

Total liabilities and stockholders’ equity	$474,735	$440,393